EMPLOYMENT AGREEMENT

     AGREEMENT (the "Agreement") made by and between PRESSTEK, INC., a Delaware corporation (the "Employer"), and Robert W. Hallman (the "Employee").

     WHEREAS, Employee is to be employed as Chief Executive Officer of the Employer; and

     WHEREAS, the Employee wishes to commence his employment with the Employer and the Employer wishes to commence its employment of Employee; and

     NOW, THEREFORE, in consideration of the premises and of the promises hereafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is AGREED as follows:

     1. Employment. The Employee is employed as Chief Executive Officer of the Employer and shall serve as a member of the Board of Directors of the Employer from the date of employment through the Term of this Agreement. The Employee shall render executive, policy, operations and other management services to the Employer of the type customarily performed by persons situated in similar executive and management capacities. The Employee shall perform such other related duties as the Board of Directors of the Employer may from time to time reasonably direct.

     2. Compensation. The Employer agrees to pay the Employee during the Term of this Agreement a base salary as follows: Through September 30, 1999, a salary at an annual rate equal to $275,000.00 U.S. Dollars with the salary to be reviewed annually thereafter during the Term of this Agreement by the Board of Directors of the Employer. In the annual salary review, the Board of Directors may compensate the Employee for increases in the market value of the Employee's duties and responsibilities hereunder and may provide for performance or merit increases. The base salary of the Employee shall not be decreased at any time during the Term of this Agreement from the amount then in effect, unless the Employee otherwise agrees in writing. The salary shall be payable to the Employee not less frequently than monthly.

     In addition, the Company will provide Employee at time of employment with a full relocation package which will include all actual costs incurred to facilitate Employee's move to the New Hampshire area. This relocation package will be grossed-up for taxes. Presstek will also reimburse any repayment to Employee's current employer for previous real estate losses and reimburse the difference between purchase price and selling price on Employee's current property not to exceed $265,000.00. These reimbursements may be recovered by the Company in the event that Employee resigns within two (2) years unless the resignation is for Good Reason (as described in Section 9(a) hereof) in connection with or within two (2) years after a Change in Control (as defined in Section 9(b) hereof).

Participation in discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the salary payable to the Employee under this Section 2.

     3. Discretionary Bonuses. During the Term of this Agreement, the Employee shall be entitled to participate in an equitable manner with all other eligible executive employees of the Employer in any incentive compensation and bonus programs authorized and declared by the Board of Directors of Employer for executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such incentive compensation or bonus programs when and as declared.

     4. Participation in Stock Option, Retirement and Employee Benefit Plans; Fringe Benefits. The Employee shall be entitled to receive the stock option package outlined in the Employer's offer letter dated July 29, 1998 which accompanies and is incorporated by reference in this Agreement. In addition to such stock option package, and subject to the eligibility requirements that may be applicable, the Employee shall be entitled to participate in any plan or arrangement of the Employer relating to stock options, stock purchases, pension, thrift, or profit sharing benefits, or other benefits under qualified or non-qualified deferred compensation plans, group life insurance, medical coverage, education or any other employee benefits that the Employer may adopt or make available for the benefit of Employee or of executive employees generally.

     The Employee shall also be entitled during the Term of this Agreement to any fringe benefits which may be or become available, during the Term of this Agreement, to executive employees of the Employer, and to the payment or reimbursement of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement.

     5. Employment Term. "Term," as used in this Agreement, shall refer to the Term of this Agreement as defined in this paragraph. The Term of the employment under this Agreement is for a period ending September 30, 1999, unless sooner terminated in accordance with the provisions hereof. The Term of employment under this Agreement shall, on each September 30 hereafter, be automatically extended for an additional calendar year unless Employer or Employee gives written notice to the other, by no later than the preceding June 30, that he or it does not concur in such extension. If neither party gives notice of non-concurrence in such extension, the Term will automatically extend for one
(1) additional year.

     6. Standards. The Employee shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as are established from time to time by the Board of Directors of Employer. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in similar high technology companies.

     7. Voluntary Absences: Vacations. The Employee shall be entitled to an annual paid vacation during the Term of this Agreement of four (4) weeks per year or such longer period as the Board of Directors may approve or such longer periods to which the Employee may be entitled as an employee of the Employer. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

     8.   Termination of Employment.

     (a) (i) The Board of Directors of the Employer may terminate the Employee's employment at any time, but any termination by the Board of Directors other than termination for Cause shall not prejudice the Employee's right to receive the compensation and other benefits under this Agreement. In the event of a termination for Cause, the Employee shall have no right to receive compensation or other benefits, including payment of legal fees and expenses incurred, for any period after termination for Cause except as otherwise required by law. Regardless of the reason for the termination of Employee's employment, other than termination for Cause, the Employer shall continue to be subject to any independent obligation to Employee under any employee benefit plan in which the Employee is then a participant, and to any obligation for severance pay, if any, in accordance with the then existing severance policies of the Employer, and to any obligation to Employee to pay Deferred Compensation hereunder.

          (ii) In the event that the Employee's employment ceases within three
          (3) years after the commencement of such employment by reason of (a) the Employer's termination of the Employee's employment during the Term other than for Cause, or (b) the Employer's non-concurrence in the automatic extension of the Term, the Employer shall be obligated concurrently with the termination of such employment, in lieu and replacement of the Employee's entitlement to any compensation and other benefits under this Agreement pursuant to Section 8(a)(i), to make a lump sum cash payment to the Employee as liquidated damages consisting of the aggregate of an amount equal to the Employee's then current salary for the remainder of the Term plus an additional amount equal to three (3) times the Employee's then current annual salary. In the event that the Employee's employment ceases at any time more than three (3) years after the commencement of such employment by reason of
          (a) the Employer's termination of the Employee's employment during the Term other than for Cause, or (b) the Employer's non-concurrence in the automatic extension of the Term, the Employer shall be obligated concurrently with the termination of such employment, in lieu and replacement of the Employee's entitlement to any compensation and other benefits under this Agreement pursuant to Section 8(a)(i), to make a lump sum cash payment to the Employee as liquidated damages consisting of the aggregate of an amount equal to the Employee's then current salary for the remainder of the Term, plus an additional amount equal to the Employee's then current annual salary for one (1) full year. Notwithstanding the foregoing, if the termination of employment occurs in connection with or within two (2) years after a "Change in Control" as defined in Section 9(b) hereof, the amount payable to the Employee shall be determined under Section 9(a) as limited by Section 9(c) hereof. Such payment to the Employee shall be made on or before the Employee's last day of employment with the Employer. The liquidated damages shall not be reduced by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Employer. In addition, the Employee shall be entitled to have all existing retirement or employee benefits of the type referred to in
          Section 4 hereof continue for the remainder of the Term when the Agreement is terminated, except as otherwise required by law or provided in the related retirement or other employee benefit plans or agreements.

          (iii) References in this Agreement to "termination for Cause" shall mean termination on account of acts or omissions of employee which constitute Cause. Any determination with respect to a termination for Cause shall require the approval of a two-thirds (2/3) vote of the full Board of Directors of the Employer. "Cause" shall mean any of the following:

               (A) Conviction of a felony,

               (B) Theft from the Employer,

               (C) Breach of fiduciary duty involving personal profit,

               (D) Sustained and continuous conduct by Employee which adversely affects the reputation of the Employer,

               (E) Continued failure of the Employee to substantially and satisfactorily perform his duties or obligations under this Agreement following twenty (20) days' notice by the Employer to the Employee and a failure by the Employee to correct the deficiency cited in such notice (other than any such failure resulting from Employee's incapacity due to physical or mental illness).

     (b) The Employee shall have no right to terminate his employment under this Agreement prior to the end of the Term of this Agreement, unless such termination is either approved by the Board of Directors of the Employer or is for Good Reason (as described in Section 9(a) hereof) in connection with or within two (2) years after a Change in Control (as defined in Section 9(b) hereof). In the event that the Employee violates this provision, or in the event that Employee is terminated for Cause, Employee shall be entitled to no further payments pursuant to this Agreement, and the Employer shall be entitled, in addition to its other legal remedies, to request a court of competent jurisdiction to enjoin the employment of the Employee with any significant competitor of the Employer, within a 250 mile radius of the Employer or any location at which the Employer operates at the time, for a period of two
     (2) years or the remaining Term of this Agreement plus one (1) year, whichever is less. Upon written consent, the Board may permit the Employee to work for a significant competitor during such period. During such period, even if the Employee is permitted to be employed by a significant competitor, he shall not without the approval of the Board of Directors of the Employer induce any officer of the Employer to accept employment from such significant competitor, nor shall he use proprietary and confidential information of the Employer for the benefit of such a significant competitor.

     9.   Change in Control.

     (a) (i) If during the Term of this Agreement there is a Change in Control of the Employer, and Employee's employment with the Employer is terminated involuntarily (other than for Cause), or voluntarily for Good Reason (as defined below), in connection with or within two (2) years after such Change in Control, then the Employee shall be entitled to receive as a severance payment, for services previously rendered to the Employer, a lump sum cash payment as provided in
          Section 9(a)(ii) below.

          (ii) Subject to Section 9(c) hereof, the amount of the lump sum cash payment (the "Payment") shall equal three (3) times the Employee's average annual compensation which was payable by the Employer and was includible by the Employee in his gross income for federal income tax purposes with respect to the five (5) most recent taxable years of the Employee ending prior to such Change in Control of the Employer (or such portion of such period during which the Employee was a full-time employee of the Employer), less one dollar).

          (iii) As used herein, the term "Good Reason" means, unless previously consented to in writing by the Employee, the occurrence of any one of the following:

               (A) The assignment to the Employee of duties and responsibilities that are not at least substantially equivalent to the Employee's duties and responsibilities with the Employer immediately prior to such Change in Control;

               (B) the failure to continue the Employee in a position and title that is at least substantially equivalent to the position held by the Employee with the Employer immediately prior to such Change in Control, except in connection with the termination of the Employee's employment for Cause or as a result of death or permanent disability;

               (C) a reduction in or failure to pay currently total annual cash compensation in an amount equal to or greater than the sum of (i) the Employee's salary at the highest annual rate in effect during the 12- month period immediately prior to such Change in Control, and (ii) the bonus paid to similarly situated employees pursuant to the acquiring Employer's executive bonus plan for the fiscal year ending immediately prior to such Change in Control;

               (D) the Employee's benefits under any employee benefit or welfare plan of the acquiring Employer are less, or are reduced to less, other than reductions mandated by a change in law, than the benefits of similarly situated employees under any employee benefit or welfare plan of the acquiring Employer in effect immediately prior to such Change in Control;

               (E) the Employee is reassigned to a place of business which is more than 50 miles from Hudson, New Hampshire; or

               (F) any breach by the Employer of this Agreement.

          (iv) Payment under this Section 9(a) shall be in lieu of any amount owed to the Employee as liquidated damages for termination without Cause under Sections 8(a)(i) and (ii) hereof. However, payment under this Section 9(a) shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of his employment with the Employer.

     (b) A "change in control of the Company," for purposes of this Agreement, shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Holding Company having 20 percent or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor institution.

     (c) Notwithstanding any other provisions of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Employer, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 9(c) ("Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Employer for the direct or indirect provision of compensation to the Employee (including groups or classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a "Benefit Plan"), the Employee shall not have any right to receive any payment or other benefit under this Agreement, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Employee under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"), as determined by a nationally recognized accounting firm selected by the Board. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause the Employee to be considered to have received a Parachute Payment under this Agreement, then the Employee shall have the right, in the Employee's sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Employee under this Agreement be deemed to be a Parachute Payment.

     10. Expenses. The Employee is authorized to incur, during the Term of this Agreement, reasonable expenses for promoting the business of the Employer, including without limitation expenses for entertainment, travel and similar items. The Employer will promptly reimburse the Employee for all such expenses, upon the presentation by the Employee, from time to time, of an itemized account of such expenses.

     11. Legal Expenses. The Employer shall indemnify and hold harmless the Employee from and against any and all costs and liabilities, including without limitation reasonable attorneys' fees, arising out of or in connection with becoming, being or having been an officer or director of the Employer, except in relation to matters as to which the Employee shall be finally adjudged not to have acted in good faith in the reasonable belief that his action or failure to act was in the best interest of the Employer. In addition, the Employer shall pay all legal costs and reasonable attorneys' fees above the sum of $40,000.00, arising out of or in connection with any claim brought against Employee pursuant to a certain letter agreement dated January 1, 1998 between Employee and Kodak Polychrome Graphics LLC.

     12. Successors and Assigns; Assumption by Successors. All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors or assigns. This Agreement may not be assigned or pledged by the Employee. The Employer will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. References herein to the Employer will be understood to refer to the successor or successors of the Employer, respectively.

     13. Other Contracts. The Employee shall not, during the Term of this Agreement, have any other paid employment (other than with a subsidiary or affiliate of the Employer) except with the prior approval of the Board of Directors of the Employer.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior employment agreements and understandings, whether written or oral, except the Employer's offer letter dated July 29, 1998 which accompanies and is incorporated by reference in this Agreement.

     15. Amendments or Additions; Action by Boards of Directors. No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties. The prior approval by a two-thirds (2/3) vote of the full Board of Directors of Employer shall be required in order to authorize any amendments or additions to this Agreement, or to take any action under this Agreement involving any termination of the employment of the Employee with or without Cause under Section 8(a) hereof.

     16. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     18. Governing Law. This Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Hampshire, except the choice of law rules thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement this _______ day of ___ , 1998.


                                 PRESSTEK, INC.


                                By: /s/ Richard A. Williams
                                    ------------------------------------------
                                    Richard A. Williams
                                    Chief Executive Officer and Vice Chairman




                                     /s/ Robert W. Hallman
                                     ----------------------------------------
                                     Robert W. Hallman (the "Employee")